UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
To Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 12, 2009
Date of report (Date of earliest event reported)

       TOOTSIE ROLL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its charter)


        Virginia
(State or Other Jurisdiction of Incorporation)

        001-01361
(Commission File Number)

        22-1318955
(I.R.S. Employer Identification No.)

 7401 South Cicero Avenue, Chicago, Illinois  60629
(Address of Principal Executive Offices)   (Zip Code)

        773-838-3400
(Registrant's Telephone Number, Including Area Code)

        Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [__]  Written communications pursuant to Rule 425 under the Securities Act
              (17 CFR 230.425)

     [__]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
             (17 CFR 240.14a-12)

     [__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


ITEM 2.02.   RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    On February 12, 2009, Tootsie Roll Industries, Inc. issued a press release (the "release") announcing its results of operations and financial condition for the fourth quarter ended December 31, 2008. A copy of the release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

    The information in the release and in this Item 2.02 is "furnished" and not "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, or otherwise subject to the liabilities of that section. Such information may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 only if and to the extent such subsequent filing specifically references such information.

Item 9.01.	Financial Statements and Exhibits.

(c) The following exhibit is furnished with this report:

Exhibit 99.1 Press Release of Tootsie Roll Industries, Inc., dated February 12, 2009.



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under-signed thereunto duly authorized.


February 12, 2009                 TOOTSIE ROLL INDUSTRIES, INC.

                            By:  /S/G. HOWARD EMBER, JR.
                                 G. Howard Ember, Jr.
                                 Vice President Finance and
                                 Chief Financial Officer



EXHIBIT INDEX

Exhibit No.               Description

99.1 Press Release of Tootsie Roll Industries, Inc., dated February 12, 2009. Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE           FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR             Wednesday, February 12, 2009

CHICAGO, ILLINOIS - February 12, 2009 - Melvin J. Gordon, Chairman, Tootsie Roll Industries, Inc. reported fourth quarter and twelve months 2008 net sales and earnings.

Fourth quarter 2008 net sales were $115,432,000 compared to $115,010,000 in fourth quarter 2007, an increase of $422,000. Fourth quarter 2008 net earnings were $5,363,000 compared to $8,156,000 in fourth quarter 2007, and earnings per share were $.10 and $.15 in fourth quarter 2008 and 2007, respectively, a decrease of $.05 per share. The fourth quarter 2008 period was adversely affected by a $3,300,000 after-tax charge relating to the write-down to market value of an investment security that was initially purchased with a AAA rating and insured, which the Company has concluded is now impaired. Fourth quarter results however benefited from $2,200,000 of favorable adjustments relating to state and foreign income taxes.

Twelve months 2008 sales were $492,051,000 compared to $492,742,000 in twelve months 2007, a decrease of $691,000. Twelve months 2008 net earnings were $38,777,000 compared to $51,625,000 in twelve months 2007, and earnings per share were $.70 and $.91 in twelve months 2008 and 2007, respectively, a decrease of $.21 per share. The twelve month 2008 results were also affected by the impairment of the investment security and favorable income tax adjustments discussed above.

Mr. Gordon said, "Fourth quarter and twelve months 2008 domestic sales increased by 4% and 1/2%, respectively, however, the reported consolidated net sales reflect declines in sales outside of the U.S., including the effects of a stronger U.S. dollar, which offset these domestic sales increases. Fourth quarter 2008 earnings were adversely affected by higher input costs relating to major ingredients, freight and delivery; and twelve months 2008 results were adversely impacted by these same higher input costs as well as those relating to packaging materials and products manufactured in Canada due to less favorable foreign exchange rates. The Company's per share earnings for the fourth quarter and twelve months 2008 periods did benefit from common stock purchases in the open market in 2008 and 2007 resulting in fewer shares outstanding.

The Company has taken actions and implemented programs, including selected price increases as well as cost reduction programs, with the objective to recover some of these higher input costs. However, these actions did not allow the Company to recover all of the increases in ingredient and other input costs in the fourth quarter and twelve months 2008 periods."



TOOTSIE ROLL INDUSTRIES, INC.
CONSOLIDATED SUMMARY OF NET PRODUCT SALES & NET EARNINGS
FOR THE PERIODS ENDED
DECEMBER 31, 2008 & 2007

 FOURTH QUARTER ENDED
                                    2008            2007

Net Product Sales              $115,432,000      $115,010,000

Net Earnings                   $  5,363,000      $ 8,156,000

  Net Earnings Per Share           $ .10             $ .15

* Average Shares Outstanding     54,968,000        56,215,000


   TWELVE MONTHS ENDED
                                    2008            2007

Net Product Sales              $492,051,000      $492,742,000

Net Earnings                   $ 38,777,000      $ 51,625,000

  Net Earnings Per Share           $ .70             $ .91

* Average Shares Outstanding     55,157,000        56,585,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 10, 2008 and April 12, 2007.